EXHIBIT (c)(6)




                FOURTH AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                ------------------------------------------------


         This Fourth Amendment, dated as of the 16 th day of September, 1997, is entered into by and among The Cross Country Group, Inc. ("Parent"), CC Acquisition Corporation ("Merger Sub"), and Homeowners Group, Inc. (the "Company").

         WHEREAS, Parent, CHGI Acquisition Corporation, a wholly-owned subsidiary of the Parent and the Company entered into an Agreement and Plan of Merger dated as of May 14, 1996, as amended as of October 31, 1996 (the "First Amendment"), as of January 31, 1997 (the "Second Amendment") as of June 30, 1997 (the "Third Amendment") and as extended to August 7, 1997 by Extension of Third Amendment dated as of July 31, 1997 (collectively, the "Merger Agreement");

         WHEREAS, the Company on June 9, 1997 notified the Parent that it had received Notices of Proposed Adjustment from the Internal Revenue Service ("IRS") that could result in the disallowance of approximately $20 million in losses previously claimed by the Company on its federal income tax returns (the "Tax Contingency");

         WHEREAS, Parent notified the Company that the Tax Contingency is a Material Adverse Effect (as defined in the Merger Agreement) and that as a result of such Material Adverse Effect, Parent and Merger Sub were not willing to proceed with the Merger under the current terms of the Merger Agreement;

         WHEREAS, The Merger Agreement expired on August 7, 1997; and

         WHEREAS, Parent, Merger Sub and the Company desire to revive the Merger Agreement and to further amend the Merger Agreement, to adequately reflect the impact of the Tax Contingency on the Company.

         NOW  THEREFORE,   in  consideration  of  the  premises  and  agreements
contained herein, Parent, Merger Sub and the Company agree as follows:

                                    ARTICLE I

                           EFFECT ON MERGER AGREEMENT

         The terms of this Fourth Amendment shall revive the Merger Agreement retroactively as of August 7, 1997, and shall amend, modify, and supersede any contrary or inconsistent terms in the Merger Agreement, provided, however, there shall be no breach of any covenants contained in the Merger Agreement by the parties thereto solely for any actions of the parties from the period of August 8, 1997 to August 21, 1997, and further provided that Parent is hereby released and discharged from any liability or obligations of any kind whatsoever under or in connection with the Merger Agreement except for the obligation to cause Merger Sub to commence the Offer and pay the Offer Consideration as provided in Section 2.1. Except as modified by this Fourth Amendment, the terms of the Merger Agreement shall remain unmodified and in full force and effect. Except as otherwise indicated herein, all defined terms shall have the meaning ascribed to them in the Merger Agreement.



                                   ARTICLE II

                                    THE OFFER

         2.1 The Offer. (a) Provided that the Merger Agreement, as amended by this Fourth Amendment, shall not have been terminated and none of the events set forth in Exhibit A hereto shall be existing ("Conditions to the Offer"), as promptly as practicable (but in any event not later than September 17, 1997), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) ("Commencement of the Offer"), an offer to purchase (the "Offer") all outstanding shares of Company Common Stock together with the Associated Rights (as defined below) (other than shares of Company Common Stock and Associated Rights owned by Parent and/or its affiliates) for total consideration consisting of $.55 per share, net to the seller in cash (the "Cash Price"), plus the contingent right (the "Escrow Right") to receive a maximum of $1.51 per share from the Escrow Funds (as hereinafter defined) (the Cash Price and Escrow Rights are sometimes hereinafter collectively referred to as the "Offer Consideration"). As used in this Fourth Amendment, "Associated Rights" shall mean the Common Stock Purchase Rights issued pursuant to the Company Rights Agreement (as defined below). Except where the context otherwise requires, all references herein to the shares of Company Common Stock shall include the Associated Rights. Merger Sub shall not be required to accept for payment any shares of Company Common Stock tendered pursuant to the Offer unless all Conditions to the Offer shall have been satisfied.

         (b) Merger Sub expressly reserves the right to waive any Conditions to the Offer (except the Minimum Condition), to increase the Offer Consideration payable in the Offer, and to make any other changes in the terms and Conditions to the Offer; provided, however, that Merger Sub may not, without the prior written consent of the Company, (i) make any change which decreases the Offer Consideration payable in the Offer or reduces the maximum number of shares of Company Common Stock to be purchased in the Offer, (ii) impose conditions to the Offer in addition to those set forth in Exhibit A hereto, and (iii) extend the Expiration Date, except that Merger Sub may extend the Expiration Date (a) as required by law, (b) for up to 10 business days after the initial Expiration Date or for longer periods (not to exceed 90 calendar days from the date of Commencement of the Offer) in the event that any Conditions to the Offer are not satisfied, or (c) for one or more times for an aggregate period of up to 20 business days in the event that all Conditions to the Offer have been satisfied. Assuming the prior satisfaction or




                                       2





waiver of the Conditions to the Offer, Merger Sub shall accept for payment, and pay for, in accordance with the terms of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

         2.2 Offer Documents. As soon as practicable on the date of Commencement of the Offer, Merger Sub shall file or cause to be filed with the SEC (i) a Tender Offer Statement on Schedule 14d-1 (together with all amendments and supplements thereto the Schedule 14d-1") with respect to the Offer, (ii) a Rule 13e-3 Transaction Statement on Schedule 13e-3 (together with all amendments and supplements thereto, the "Schedule 13e-3") with respect to the Offer and the Merger (collectively, the "Transactions"). The Schedule 14d-1 and Schedule 13e-3 shall contain or incorporate by reference the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law; provided, however, that no agreement or representation is hereby made or shall be made by Merger Sub with respect to information supplied by the Company expressly for inclusion in, or with respect to Company information derived from the Company's public SEC filings that is included or incorporated by reference in, the Offer Documents. Merger Sub and the Company each agree to promptly correct any information provided by them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Sub further agrees to take all lawful action necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable law. All Offer Documents must be reasonably acceptable to the Company and must provide that the tendered shares will, subject to Merger Sub's right to extend the Offer as set forth in Section 2.1(b) hereof, be purchased upon expiration of the Offer, provided that the Conditions to the Offer shall have been satisfied or waived by Merger Sub (the time of such purchase being referred to herein as the "Consummation of the Offer").

         2.3      Company Actions.

                  (a) The Company hereby consents to the Offer and represents that (a) its Board of Directors has (i) determined that each of the Merger Agreement, this Fourth Amendment and, the Transactions are fair to and in the best interests of the stockholders of the Company, (ii) approved the execution, delivery and performance of the Merger Agreement, as amended by this Fourth Amendment and the consummation of the transactions contemplated hereby and thereby, including the Transactions, and such approval constitutes approval of the foregoing for the purposes of Section 203 of the DGCL, (iii) resolved to recommend acceptance of the Offer, approval and adoption of Merger Agreement,




                                       3







as amended by this Fourth Amendment and approval of the Merger by the holders of Company Common Stock, and (iv) taken all action necessary in respect of the Rights Agreement, dated as of November 1, 1990, between the Company and the Continental Stock Transfer & Trust Company, as Rights Agent, as amended, (the "Company Rights Agreement"), so as to render the Company Rights Agreement inapplicable to any and all of the execution, delivery and performance of the Merger Agreement, as amended by this Fourth Amendment and the consummation of the Transactions (such necessary action to include, without limitation, taking action to provide that none of Parent and its affiliates will become an "Acquiring Person" or an "Adverse Person" and that no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of such execution, delivery and performance or such consummation.

                  (b)  The   Company   hereby   agrees  to  file  with  the  SEC
simultaneously with the filing by Merger Sub of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing such recommendations of the Board of Directors of the Company in favor of the Transactions and otherwise complying with Rule 14d-9 under the Exchange Act. The
Schedule 14D-9 shall comply in all material respects with the Exchange Act and any other applicable law and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. The Company and Merger Sub each agree to promptly correct any information provided by them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all lawful action necessary to cause the
Schedule 14D-9 as so corrected to be filed promptly with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable law.

                  (c) In connection with execution of this Fourth Amendment, the Company shall promptly furnish, or cause its transfer agent to furnish, Merger Sub with mailing labels, security position listings and all available listings or computer files containing the names and addresses of the record holders of the Company Common Stock as of the latest practicable date and shall furnish, or cause its transfer agent to furnish, Merger Sub with such information and assistance (including updated lists of stockholders, mailing labels and lists of security positions) as Merger Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Company Common Stock.

         2.4 Directors. Promptly upon the Consummation of the Offer, each member of the Board of Directors of the Company shall resign and be replaced by Merger Sub's designees. At the request of Merger Sub, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the Schedule 14D-9.





                                        4





                                   ARTICLE III

                          TAX CONTINGENCY ESCROW RIGHTS

         3.1 Tax Contingency Settlement Agreement. If the Conditions to the Offer are met, immediately preceding the Consummation of the Offer, the Company shall enter into the "Tax Contingency Settlement Agreement" with persons mutually satisfactory to Company and Merger Sub and designated as the Stockholder Representatives (as such term is defined in the Tax Contingency Settlement Agreement), in the form attached hereto as Exhibit B, which Stockholder Representatives shall accept such position at the request of the Company.

         3.2 Establishment of Tax Contingency Escrow. If the Conditions to the Offer are met, immediately preceding the Consummation of the Offer, HAC, Inc., the parent of Merger Sub, shall enter into an escrow agreement (the "Escrow Agreement") with a person or entity mutually satisfactory to Company and HAC, Inc. (the "Escrow Agent") in the form attached hereto as Exhibit C, and Merger Sub shall, or shall cause one or more of its affiliates, to deposit with the Escrow Agent, an aggregate amount equal to (i) the Option Settlement Amount (as defined in Article VIII, Section 8.2, hereof), and (ii) the product of: (x) the number of shares validly tendered and not withdrawn immediately prior to Consummation of the Offer, and (y) $1.51 (the "Escrow Funds"), the Escrow Funds, at the election of Merger Sub, to be either in cash or in the form of an irrevocable standby letter of credit issued by Fleet Bank, N.A., or such other bank as is reasonably satisfactory to the Company containing the terms set forth in the Escrow Agreement. The Escrow Funds, if deposited in cash, shall be invested by the Escrow Agent and the interest earned thereon shall be added to the Escrow Funds to be disbursed by the Escrow Agent, all in accordance with the terms and conditions of the Escrow Agreement.

         3.3 Establishment of Escrow Rights. If the Conditions to the Offer are met, then upon the Consummation of the Offer the holders of shares of Company Common Stock whose shares were validly tendered and not withdrawn in the Offer (the "Pre-Offer Shareholders") shall be deemed to own, without any further action, one Escrow Right for each share of Company Common Stock validly tendered. The right of Escrow Right holders to receive funds from the Escrow Agreement shall be represented and governed by the terms of the Escrow Agreement. The Escrow Rights will not be assignable or transferable except by operation of law (including the laws of descent and distribution) or by intestacy, and will not be evidenced by any certificate or other instrument. No dividends will be paid with respect to the Escrow Rights, and they will not bear any stated rate of interest or have any voting or other shareholder rights. The Escrow Rights will represent only the contingent right to receive the Escrow Funds in accordance with the terms and conditions of the Escrow Agreement.




                                       5





                                   ARTICLE IV

                                   THE MERGER

         Article I of the Agreement and Plan of Merger is further amended by deleting said Article I in its entirety and inserting in its place the following:

         "1.1 The Merger. At the Effective Time, Merger Sub shall be merged into the Company and the separate existence of Merger Sub shall thereupon cease, with the Company being the surviving corporation in the Merger (the "Surviving Corporation"). Upon the effectiveness of the Merger, the Company shall possess all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the
Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         1.2 Effective Time of the Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of Delaware, which filing shall be made as soon as practicable after the closing of the Merger."


                                    ARTICLE V

                            THE SURVIVING CORPORATION

         Article II of the Agreement and Plan of Merger is further amended by deleting said Article II in its entirety and inserting in its place the following:

         "2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that Article First thereof shall be amended to read as follows:

         "FIRST: the name of the Corporation is Homeowners Group, Inc." and thereafter may be amended in accordance with its terms and as provided by law.




                                       6






         2.2 By-Laws. The By-Laws of Merger Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation.

         2.3 Directors. The directors of the Surviving Corporation shall be the directors of Merger Sub who shall serve until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

         2.4 Officers. The officers of the Surviving Corporation shall initially consist of the officers of the Company, until their successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law."


                                   ARTICLE VI

                              CONVERSION OF SHARES

         Article III of the Agreement and Plan of Merger is further amended by deleting said Article III in its entirety and inserting in its place the following:

         "3.1 Exchange Ratio. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

                  (a) All shares of Company Common Stock which are held by the Company, any subsidiary of the Company, Parent, Merger Sub or any other affiliate of Parent, shall be canceled.

                  (b) All issued and outstanding shares of capital stock of Merger Sub shall be converted into 1,000 issued and outstanding shares of Common Stock of the Surviving Corporation.

                  (c) Each remaining outstanding share of Company Common Stock (other than shares of Company Common Stock held by the Company, Parent, Merger Sub or any other affiliate of Parent or any holder who shall have taken the necessary steps under the DGCL to dissent and demand payment, has not subsequently withdrawn or lost such Rights, and is otherwise entitled to such payment under the DGCL, if the DGCL provides for such payment in connection with the Merger ("Dissenting Shares")), shall be canceled and converted into the right to receive the Cash Price and one Escrow Right for each share held (collectively, the "Merger Consideration").

                  (d) Notwithstanding the foregoing provisions or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his, her or its demand for such appraisal with the consent of the




                                       7







Company, if required by the DGCL, or becomes ineligible for such appraisal. If such a holder of Dissenting Shares shall withdraw his, her or its demand for such appraisal with the consent of the Company, if required by the DGCL, or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into the right to receive the Merger Consideration as provided above. The Company shall give Parent (i) prompt notice of any written demands for appraisals, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. Except as otherwise provided by law, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such a holder under Section 262 of the DGCL.

         3.2 Deposit of Additional Escrow Funds into Escrow. Immediately prior to the Effective Time, Merger Sub shall, or shall cause one or more of its affiliates to deposit with the Escrow Agent, additional Escrow Funds in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than any such shares held in the treasury of the Company and its subsidiaries, owned by Parent or its affiliates, tendered by the Pre-Offer Stockholders or known to be Dissenting Shares) (the "Pre-Merger Stockholders"), and (ii) $1.51 (the
"Additional Escrow Amount"); provided, however, that if there has been a distribution of Escrow Funds to the Pre-Offer Shareholders prior to the additional funding of Escrow Funds in accordance with the terms hereof, then the Additional Escrow Amount shall be reduced, and the Cash Price portion of the Payment Fund (as defined in Section 3.3 below) shall be increased, by the pro-rata portion of such distribution. If cash is deposited into the Escrow in respect of shares of Company Common Stock that subsequently become Dissenting Shares, the Escrow Agent shall promptly repay to the Parent from the Escrow Fund an amount equal to the product of (x) the number of such Dissenting Shares and
(y) $1.51. The Additional Escrow Amount shall be either in cash or letter of credit as provided in Article III hereof.

         3.3 Exchange Agent. (a) Merger Sub shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent").

                  (b) Immediately prior to the Effective Time, Merger Sub shall deposit in escrow with the Exchange Agent funds in an aggregate amount equal to (and from time to time deposit additional funds so that the aggregate amount in escrow is not less than) the product of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than any such shares held in treasury of the Company and its subsidiaries, owned by Parent or its affiliates, tendered by the Pre-Offer Stockholders or known at the Effective Time to be Dissenting Shares), and (ii) the Cash Price (the "Payment Fund"). The Payment Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when required by the Surviving Corporation.




                                       8







                  (c) The Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 3.1(c) hereof out of the Payment Fund. The Merger Sub shall cause the Exchange Agent to make the payments referred to in Section 3.1(c) within 10 days of the Effective Time. The Payment Fund shall not be used for any other purpose, except as provided herein. If cash is deposited in the Payment Fund in respect of shares of Company Common Stock that subsequently become Dissenting Shares, the Exchange Agent shall promptly repay to the Surviving Corporation from the Payment Fund an amount equal to the product of (i) the number of such Dissenting Shares, and (ii) the Cash Price. Promptly following the date which is six months after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate except as set forth in Section 3.3(e) hereof. Thereafter, each holder of a certificate representing a share of Company Common Stock entitled to receive at the Effective Time cash therefor may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the amount of cash per share of Company Common Stock specified in Section 3.1(c) hereof, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Delaware law. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any cash delivered pursuant hereto to a public official pursuant to applicable abandoned property laws.

                  (d) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Parent or its affiliates, the Company or any subsidiary of the Company) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common stock (the "Certificates"): (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Cash Price and Escrow Right upon surrendering of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) cash in an amount equal to the Cash Price plus the amount distributed with respect to each Escrow Right prior to the time of surrender of the Certificate and (ii) one Escrow Right (to the extent that the Escrow Agreement is then in existence) multiplied by the number of shares of Company Common Stock theretofore represented by the Certificate, and the Certificate so surrendered shall forthwith be canceled.

                  (e) Upon receipt of any portion of the Escrow Fund pursuant to the terms of the Tax Contingency Settlement Agreement and the Escrow Agreement, the Exchange Agent shall distribute such amounts pro-rata to each holder of the Escrow Rights.

         3.4 Transfer Taxes. If any cash to be paid in the Merger is to be paid to a person other than the holder in whose name the certificate representing shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that





                                       9







the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         3.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the cash consideration set forth above.


                                   ARTICLE VII

                                    COVENANTS

         7.1 Section 6.1(a) and 6.1(d) of the Merger Agreement shall be deleted in their entirety and replaced by the following:

         "Conduct of the Business Pending the Offer. (a) The Company covenants and agrees that, between the date of this Fourth Amendment and the Consummation of the Offer, unless Merger Sub shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers, franchisees and other persons with which the Company or any of its subsidiaries has significant business relations.

         (b) Neither the Company, nor any of its subsidiaries, officer, director or employee of (or any investment banker, attorney, accountant or other representative retained by) the Company or any of its subsidiaries shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals by, or engage in any discussions or negotiations with, or provide information to, or enter into any agreement with any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any Takeover Transaction and any such discussions or negotiations shall be terminated immediately. For the purposes hereof "Takeover Transaction" shall mean any proposal or transaction: (i) relating to a merger or other business combination involving the Company or any Company subsidiary; or
(ii) for the acquisition of a substantial equity interest in the Company or any Company Subsidiary or a substantial portion of the assets of the Company or any Company Subsidiary, other than the one contemplated by this Agreement."





                                       10






         7.2 Termination of Employment. Sections 6.3 and 6.4 of the Merger Agreement shall be deleted in their entirety and replaced with the following:

         "(a) Upon Consummation of the Offer, (i) the Company shall cause to be terminated the Employment Agreement between the Company and Carl Buccellato dated as of December 22, 1995, existing as of the date of the Merger Agreement;
(ii) Carl Buccellato shall resign as Chairman of the Board of Directors, and as a director, officer and employee of the Company and of any of the Company's Subsidiaries and affiliates; and (iii) the Company shall pay to Carl Buccellato the amount as set forth in the Settlement Agreement, as amended, as provided in Subsection (b) below.

         (b)  Upon  Consummation   of  the  Offer  and  the  termination of  the
Employment Agreement referred to in Subsection (a) above, the Company shall enter into an Amendment to the Settlement Agreement with Carl Buccellato in the form attached hereto as Exhibit D.

         7.3 Termination of Lipson Consulting Agreement. Section 6.4 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

         "Upon Commencement of the Offer, (i) the Company shall cause to be terminated the Engagement Agreement between the Company and Gary Lipson dated as of December 22, 1995, as amended by First Amendment to Engagement Agreement dated April 29, 1996, Second Amendment to Engagement Agreement dated May 14, 1996 and to Consulting Agreement dated April 29, 1996 (copies of which are collectively referred to as the "Engagement Agreement" and copies of which are attached to the original Merger Agreement as Exhibit C); (ii) the Company and Gary Lipson shall acknowledge in writing that neither party shall have any further obligations resulting from the termination of or relating to said Engagement Agreement; and (iii) Gary Lipson shall execute and deliver to Parent and the Company a general release in favor of Parent, Merger Sub, the Company and each of the officers and directors thereof. In consideration of the foregoing, and of all obligations of any kind to Gary Lipson under the Engagement Agreement or otherwise, the Company shall enter into the Severance Right and shall enter into the Severance Agreement in the form of Exhibit E. With the exception of bona fide legal fees or directors' fees for services actually rendered, the Company has not since January 1, 1996 made, and will not through the Consummation of the Offer make, any payments to Gary Lipson of any kind whatsoever."

         7.4 Mutual Releases. Section 6.6 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

         "Upon Commencement of the Offer, Parent, Merger Sub, and the Company and its affiliated entities, shall enter into releases in for the form of the Release Agreement attached hereto as Exhibit F with the Current Board. In addition to and in consideration of the foregoing,




                                       11






the parties, in their capacity as stockholders of the Company, shall agree not to participate as plaintiffs in any suit in law or in equity against any party to the foregoing releases or any of their subsidiaries, affiliates, stockholders, officers, directors and employees arising out of or related to any actions or inactions of such parties with respect to the Transactions."

         7.5 Settlement of Tax Contingency Prior to Consummation of Offer. The Company hereby agrees that it shall not settle the Tax Contingency prior to Consummation of the Offer without the express written consent of Parent. Upon any such settlement the amount of the Cash Price and the Escrow Fund shall be appropriately adjusted as mutually determined by Parent and Company."

         7.6 Extension of Agreement for Satisfaction of Judgment. Upon Commencement of the Offer, the Company and The Cross Country Group, L.L.C. shall enter into an Extension of Agreement for Satisfaction of Judgment (substantially in the form of Exhibit G hereto) in consideration for which the Company will (a) further secure the Company's obligation under the Judgment by (i) the pledge by the Company of the shares of Homeowners Association of America, Inc., HAA of Arizona, Inc., HAA of Georgia, Inc., HAA of Utah, Inc., HAA of Virginia, Inc. and HAA of California, Inc. (collectively, the "HAA Entities") owned by the Company to The Cross Country Group, L.L.C., and (ii) the grant by the HAA Entities of a security interest in their respective assets in favor of the Cross Country Group, L.L.C.

         7.7  Settlement  With Visby  Marketing  Group,  Inc.,  et.,  al..  Upon
Commencement of the Offer, Parent and Company shall enter into a Settlement Agreement with Gayle Pomerantz, individually, One Stop Creative Services, Inc, and Visby Marketing Group, Inc. substantially upon the terms and conditions contained in the form of Settlement Agreement attached hereto as Exhibit H, or any modifications thereto that are satisfactory to Parent in its sole discretion.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

         8.1 Company Stock Options. Section 7.5 of the Merger Agreement shall be deleted in its entirety and replaced with the following:

         "If the Conditions to the Offer are met, immediately preceding the Consummation of the Offer, the Company shall make such adjustments to all the outstanding options issued by the Company to purchase shares of the Company Common Stock as may be necessary to provide that at the Effective Time: (i) each such option then exercisable other than due to any amendment dated after April 1, 1996, up to a maximum of 456,550 options (the "Company Options") shall, in settlement, be converted into the contingent right to receive from the Escrow, an amount equal to the amount, if any, by which (A) the sum of (x) the Cash Price, and (y) the actual amount of cash distributed to Pre-Offer Shareholders in connection with liquidation of the Escrow exceeds (B) the per share exercise price of the Company Option (the "Option Settlement Amount"), and (ii) all other currently non-exercisable options issued to Directors of the




                                       12






Company shall be canceled at no cost to the Company. The Company shall adopt such amendments to its plans under which such Company Options were granted, and shall use its reasonable best efforts to obtain prior to the Closing Date such consents of the holders of such Company Options, as shall be necessary to effectuate the foregoing."

         8.2 Indemnification of Directors of the Company. Section 7.11 of the Merger Agreement shall be deleted in its entirety and replaced by the following:

         "The Company will indemnify, defend and hold harmless the directors of the Company for their acts and omissions occurring prior to Consummation of the Offer to the full extent permitted by applicable provisions of Delaware law (including rights to receive advance payment of expenses in defending any suits, actions or proceedings). The Company shall maintain in full force and effect for not less than 4 years after the Consummation of the Offer, officers' and directors' liability insurance covering said persons (or shall obtain substantially equivalent insurance covering such persons), on terms not materially less favorable than such insurance maintained in effect by the Company on the date hereof in terms of coverage (including, without limitation, types of claims, time period of claims and persons covered), amounts and deductibles; provided, however, that, in providing such officers' and directors' insurance, the Company will have no obligation whatsoever to pay aggregate premiums on such officers' and directors' liability insurance in excess of $270,000. Such obligations shall be conditioned upon the directors executing an Amendment to the Directors' Indemnification Agreement in the form attached hereto as Exhibit I.

         8.3 Stockholders Agreement. Section 7.12(b) of the Merger Agreement shall be deleted in its entirety and replaced by the following:

         "Contemporaneously with the Commencement of the Offer, Merger Sub shall enter into a Stockholders Agreement (in the form attached hereto as Exhibit J) with certain beneficial and record holders of Company Common Stock, which Stockholders Agreement shall provide for certain matters with respect to their shares (including the tender of their shares and certain other actions relating to the Offer and the Merger)."

                                   ARTICLE IX

             CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

         Sections 9.3, 9.6 and 9.8 of the Merger Agreement are hereby amended by adding the following sentence to the end of each such Section:

         "Satisfaction of the foregoing shall not be a condition to Parent and Merger Sub's obligations under the Merger Agreement, provided there has been Consummation of the Offer."

         Section 9.12 of the Merger Agreement shall be deleted in its entirety and replaced with the following:




                                       13






                  "The Company shall have caused its subsidiary, Homeowners Marketing Services International, Inc. to enter into and execute with each of its Affiliates Amended and Restated First Amendment to Affiliation Agreement, Profit Sharing Release and Estoppel Agreement upon terms and conditions satisfactory to Merger Sub in its sole discretion."




                                    ARTICLE X

                    CONDITIONS TO THE OBLIGATIONS OF COMPANY


         Sections 10.4 and 10.7 of the Merger Agreement are hereby amended by adding the following sentence to the end of each such Section:

         "Satisfaction of the foregoing, shall not be a condition to Company's obligations under the Merger Agreement, provided there has been Consummation of the Offer."

                                   ARTICLE XI

                           TERMINATION AND ABANDONMENT

         11.1 In addition to, and not in limitation of, the termination rights set forth in the Merger Agreement, Parent and/or Merger Sub shall have the following rights to terminate and abandon the Merger Agreement, as amended by this Fourth Amendment:

         (i) if due to an occurrence or circumstance that would result in a failure to satisfy any Conditions to the Offer, Parent and/or Merger Sub shall have (x) failed to commence the Offer on or before September 17, 1997, (y) terminated the Offer without having accepted any shares of Company Common Stock for payment thereunder or (z) failed to pay for shares of Company Common Stock pursuant to the Offer upon, expiration of the Offer, unless such failure to pay for such Shares shall have been caused by or resulted from the failure of Parent or Merger Sub to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement, as amended by this Fourth Amendment, or the material breach by Parent or Merger Sub of any material representation or warranty of either of them contained herein or therein; or

         (ii) if the Company shall have filed an application to terminate registration of the Shares under Section 12 of the Exchange
                  Act, and such application shall have been denied by the Securities and Exchange Commission.

         11.2 Sections 12.1(b)(i) and 12.1(c)(i) of the Merger Agreement shall be deleted in their entirety and replaced by the following:




                                       14






         "(i) neither the Consummation of the Offer nor consummation of the Merger shall have occurred on or before December 31, 1997."

         11.3 Section 12.3(a)(ii) of the Merger Agreement shall be deleted in its entirety and replaced by the following:

                  at any time on or prior to the expiration of two years following termination of the Merger Agreement, as amended by this Fourth Amendment, a definitive agreement is entered into for the acquisition of all or substantially all of the Company's equity or assets with a person other than Parent or Merger Sub, or any of their respective affiliates at a price per share in excess of the Offer Consideration as reduced by the Tax Contingency (or, if then paid, the amount thereof paid); or

         11.4 The word "or" shall be added to the end of Section 12.3(a)(iii) of the Merger Agreement and a new Section 12.3(a)(iv) shall be added which shall read in its entirety as follows:

                  "if the Company shall have failed to comply with the terms and obligations of Section 2.3 of this Fourth Amendment,"

         11.5 The last phrase of Section 12.3(a) shall be deleted in its entirety and replaced by the following:

                  "then the Company shall pay Merger Sub, upon Merger Sub's request, the amount of Parent's and Merger Sub's reasonable documented out-of-pocket expenses actually incurred by them in connection with the proposed acquisition of the Company including fees and expenses of legal counsel, investment bankers and accountants plus a fee of $500,000."

         11.6 Section 12.3(b) of the Merger Agreement shall be deleted in its entirety and replaced by the following:

                  "The Company acknowledges that the agreements contained in this Section 12.3 are an integral part of the transactions contemplated by the Merger Agreement, as amended by this Fourth Amendment and that, without these agreements, Merger Sub would not enter into this Fourth Amendment. Accordingly, if the Company fails to pay any amounts pursuant to this Section 12.3, and, in order to obtain such payment, legal action is commenced which results in a judgment against the Company therefor, the Company will pay the plaintiff's reasonable costs (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined pursuant to this
Section 12.3 (computed from the date or dates incurred) at the prime rate of interest announced from time to time by Citibank, N.A. The Company's obligations pursuant to this Section 12.3 will survive any termination of the Merger Agreement, as amended by this Fourth Amendment."




                                       15






                                   ARTICLE XII

         The Disclosure Schedule shall be amended as set forth on the attached "Amended Disclosure Schedule."

         IN WITNESS WHEREOF, each party has executed this Fourth Amendment as of the first date set forth above.


                                           THE CROSS COUNTRY GROUP, INC.


                                           By:/s/ Howard L. Wolk
                                              ----------------------------------
                                           Name: Howard L. Wolk
                                                --------------------------------
                                           Title: Vice President
                                                 -------------------------------

                                           CC ACQUISITION CORPORATION



                                           By:/s/ Howard L. Wolk
                                              ----------------------------------
                                           Name: Howard L. Wolk
                                                --------------------------------
                                           Title: President
                                                 -------------------------------


                                           HOMEOWNERS GROUP, INC.



                                           By:/s/ C. Gregory Morris
                                              ----------------------------------
                                           Name: C. Gregory Morris
                                                --------------------------------
                                           Title: Vice President, Treasurer and
                                                   Chief Financial Officer
                                                 -------------------------------




                                       16











                                    EXHIBITS
                                    --------


Exhibit
-------

                  A        Conditions to the Offer

                  B        Tax Contingency Agreement

                  C        Escrow Agreement

                  D        Buccellato Settlement Agreement

                  E        Lipson Severance Agreement

                  F        Release Agreement

                  G        Extension of Agreement for Satisfaction of Judgment

                  H        Settlement with Visby Marketing Group, Inc.

                  I        Amendment to Director's Indemnification Agreements

                  J        Stockholders Agreement






                                       17










                                                                       EXHIBIT A


                             CONDITIONS TO THE OFFER
                             -----------------------


         Notwithstanding any other provision of the Offer, Merger Sub shall not be required to commence the Offer, or if commenced, to accept for payment or pay for any shares of Company Common Stock tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for shares of Company Common Stock tendered, if at any time on or after the date of this Fourth Amendment, and prior to the acceptance for payment of shares of Company Common Stock, any of the following conditions shall exist:

                  (a) an order shall have been entered in any action or proceeding before any federal or state court or governmental agency or other regulatory body or a permanent injunction by any federal or state court of competent jurisdiction in the United States shall have been issued and remain in effect (i) making illegal the purchase of, or payment for, any shares of Company Common Stock by Parent, Merger Sub or any affiliate of Parent or Merger Sub; (ii) otherwise preventing the consummation of any of the Transactions; (iii) imposing limitations on the ability of Parent, Merger Sub or any affiliate of Parent or Merger Sub to exercise effectively full rights of ownership of any shares of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock acquired by Parent or Merger Sub pursuant to the Offer on all matters properly presented to the Company's stockholders, which would effect a material diminution in the value of the shares of Company Common Stock acquired by Parent or Merger Sub;

                  (b) there shall have been any federal or state statute, rule or regulation enacted or promulgated on or after the date of the Offer that could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above;

                  (c) any event shall have occurred or shall have failed to occur which shall result in a Company Material Adverse Effect, other then the Tax Claims;

                  (d) the Company shall not have received the written opinion of Raymond James and Associates, Inc. that the Offer Consideration to be received by the holders of the Company Common Stock in the Offer is fair, from a financial point of view, to such holders;

                  (e) the Company shall not have caused its subsidiary, Homeowners Marketing Services International, Inc. to enter into and execute with each of its Affiliates Amended and Restated First Amendment to Affiliation Agreement, Profit Sharing Release and











         Estoppel Agreement upon terms and conditions satisfactory to Merger Sub in its sole discretion."


                  (f) any of the Company's covenants contained in this Fourth Amendment shall not have been satisfied; or

                  (g) the Merger Agreement, as amended by the Prior Amendments and this Fourth Amendment shall have been terminated in accordance with its terms.

                  (h) the Internal Revenue Service shall advise the Company, either orally or in writing, that it is more probable than not that the cost to the Company of the Tax Claims, including interest, penalties, costs and expenses will exceed $8.5 million.

which, in the sole judgment of Merger Sub in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

         The foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.